SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2

                               (Amendment No. 1)*


                         People's United Financial, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    712704105
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   Page 2 of 10

CUSIP No. 712704105

-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           OZ Management LP
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [ ]
                                                                 (b)  [x]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    8,369,612
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    8,369,612
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           8,369,612
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           2.82%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IA
-----------------------------------------------------------------------------

Schedule 13G/A                                                   Page 3 of 10

CUSIP No. 712704105
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           Och-Ziff Holding Corporation
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    8,369,612
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    8,369,612
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           8,369,612
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           2.82%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           CO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   Page 4 of 10
CUSIP No. 712704105

-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           Och-Ziff Capital Management Group LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [ ]
                                                                 (b)  [x]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    8,761,930
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    8,761,930
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           8,761,930
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           2.95%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           HC
-----------------------------------------------------------------------------

Schedule 13G/A                                                   Page 5 of 10
CUSIP No. 712704105
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           Daniel S. Och
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [ ]
                                                                (b)  [x]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    8,761,930
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    8,761,930
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           8,761,930
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           2.95%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   Page 6 of 10
CUSIP No. 712704105

ITEM 1(a).  NAME OF ISSUER:
            People's United Financial, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            850 Main Street, Bridgeport, CT 06604

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

         (i) OZ Management LP ("OZ"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by OZ (the "Accounts").

        (ii) Och-Ziff Holding Corporation ("OZHC"), a Delaware corporation, which serves as the general partner of OZ, with respect to the Shares reported in this Schedule 13G managed by OZ and held by the Accounts.

        (iii) Och-Ziff Capital Management Group LLC("OZM"), a Delaware limited liability company, is a holding company, which is the the sole shareholder of OZHC and Och-Ziff Holding LLC, a Delaware limited liability company, which serves as the general partner of another investment fund, with respect to the Shares reported in this Schedule 13G.

        (iv) Daniel S. Och, who is the Chief Executive Officer of OZHC and the CEO and Executive Managing Director of Och-Ziff Capital Management Group LLC, with respect to the Shares reported in this Schedule 13G managed by OZ and held by the Accounts.

          The citizenship of OZ, OZHC and OZM is set forth above. Daniel S. Och is a United States citizen.

          The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 39th Floor, New York, NY 10019.

Schedule 13G/A                                                   Page 7 of 10
CUSIP No. 712704105

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $0.01 par value.

ITEM 2(e).  CUSIP NUMBER:
            712704105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]   Broker or dealer registered under Section 15 of the
                       Act;

            (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

            (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
                       the Act;

            (d)  [ ]   Investment Company registered under Section 8 of the
                       Investment Company Act of 1940;

            (e)  [ ]   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940: see Rule
                       13d-1(b)(1)(ii)(E);

            (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F);

            (g)  [ ]   Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G);

            (h)  [ ]   Savings Associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

            (i)  [ ]   Church Plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j)  ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G/A                                                   Page 8 of 10
CUSIP No. 712704105

ITEM 4.   OWNERSHIP.

          OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. OZHC serves as the general partner of OZ. As such, it may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. OZM is the sole shareholder of OZHC and Och-Ziff Holding LLC. As such, it may be deemed to control OZHC and Och-Ziff Holding LLC and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, he may be deemed to control such entity and therefore be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.  OZ
            (a)  Amount beneficially owned: 8,369,612
            (b)  Percent of class: 2.82%
                 (All percentages herein are based on 297,269,213 shares of Common Stock outstanding as of October 31, 2007, as reflected in the Form 10-Q filed by the Company on November 11, 2007).
            (c)  Number of shares as to which such person has:
                     (i)    sole power to vote or to direct the vote
                            8,369,612
                     (ii)   shared power to vote or to direct the vote
                            0
                     (iii) sole power to dispose or to direct the disposition of 8,369,612
                     (iv) shared power to dispose or to direct the disposition of 0

          B.  OZHC
            (a)  Amount beneficially owned: 8,369,612
            (b)  Percent of class: 2.82%
            (c)  Number of shares as to which such person has:
                     (i)    sole power to vote or to direct the vote
                            8,369,612
                     (ii)   shared power to vote or to direct the vote
                            0
                     (iii) sole power to dispose or to direct the disposition of 8,369,612
                     (iv) shared power to dispose or to direct the disposition of 0

Schedule 13G/A                                                   Page 9 of 10

CUSIP No. 712704105

          C.  OZM
            (a)  Amount beneficially owned: 8,761,930
            (b)  Percent of class: 2.95%
            (c)  Number of shares as to which such person has:
                      (i)   sole power to vote or to direct the vote
                            8,761,930
                      (ii)  shared power to vote or to direct the vote
                            0
                      (iii) sole power to dispose or to direct the disposition
                            of 8,761,930
                      (iv) shared power to dispose or to direct the disposition of 0

          D.  Daniel S. Och
            (a)  Amount beneficially owned: 8,761,930
            (b)  Percent of class: 2.95%
            (c)  Number of shares as to which such person has:
                      (i)   sole power to vote or to direct the vote
                            8,761,930
                      (ii)  shared power to vote or to direct the vote
                            0
                      (iii) sole power to dispose or to direct the disposition
                            of 8,761,930
                      (iv) shared power to dispose or to direct the disposition of 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            If this statement is being filed to report the fact as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.    CERTIFICATIONS.  (if filing pursuant to Rule 13d-1(c))

            Each of the Reporting Persons hereby make the following certification:

            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not

Schedule 13G/A                                                   Page 10 of 10

acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 712704105

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           /s/ Daniel S. Och
                                    ------------------------------------------
                                    OZ MANAGEMENT LP
                                    By Och-Ziff Holding Corporation
                                    its general partner;
                                    By Daniel S. Och
                                    Chief Executive Officer


                                    /s/ Daniel S. Och
                                    ------------------------------------------
                                    Och-Ziff Holding Corporation
                                    By Daniel S. Och
                                    Chief Executive Officer


                                    /s/ Daniel S. Och
                                    ------------------------------------------
                                    Och-Ziff Capital Management Group LLC
                                    By Daniel S. Och
                                    Chief Executive Officer and
                                    Executive Managing Director


                                    /s/ Daniel S. Och
                                    ------------------------------------------
                                    Daniel S. Och